Exhibit 10.2

COMMERCIAL PROPERTY RENTAL AGREEMENT

This agreement ("Agreement") is between Hamlet Hayrapetyan, henceforth known as "Landlord," and Illumitry Corp., henceforth known as "Renter," and is executed this 10th day of December, 2014 and the agreement will became in force from 16th of February, 2015.

Both parties agree that Renter will rent the property at Sasuntsi Davit Square, Yerevan, Armenia henceforth known as "Property," for the period beginning the date listed above, and ending 16th of August, 2015.

Both parties further agree to the following provisions:

SECTION 1
DEPOSIT

Renter agrees to pay Landlord a security deposit of $ 200 or an advance payment for three month, due to this Agreement. Deposit will be refundable, in whole or in part, assuming if the landlord does not provide the property for rent.

SECTION 2
RENT

Renter agrees to pay Landlord rent in the amount of $200 every month on or by the end of every month, until this Agreement expires. Renter has paid $1200 for first six month from the time this Agreement come in to force. Payment method must be wire transfer. Payments made more than 30 days late are subject to a $100 late fee. If Renter is more than 30 days late, Landlord has the right to find Renter in default of this Agreement, and may retain any deposit in full.

SECTION 3
UTILITIES

All utilities, including, but not limited to, water, power, gas, sewage, cable, and telephone, are the responsibility of Renter.

SECTION 4
ALTERATIONS AND IMPROVEMENTS

Renter will be allowed to make alterations and improvements to the Property upon the signing of this Agreement, provided that Landlord has approved the alterations and improvements. All alterations and improvements will be done at Renter's expense, and Renter is required to procure any insurance necessary for the alteration process, as well as for any personal property involved in or created by the process. Renter shall not be required to return Property to its original condition upon the expiration of this Agreement.

SECTION 5
REPAIRS

Any repairs necessary to make Property inhabitable, according to the laws of Republic of Armenia, by Renter shall be the Landlord's responsibility. Repairs resulting from Renter's use of Property, including any damage incurred during move-in or remodel, shall by the responsibility of the Renter.

SECTION 6
SUBLETTING

Renter will not be permitted to sublet the Property.

SECTION 7
ILLEGAL ACTIVITY

Renter agrees to abide by the laws of Republic of Armenia, and refrain from conducting any illegal business and/or activity at the Property. Should illegal activity be discovered, Landlord reserves the right to terminate this Agreement and retain any deposit in full.

SECTION 8
TAXES

Property taxes on the building and/or any land associated with the Property shall be the responsibility of the Landlord. Renter is responsible for any applicable taxes on its personal property, including, but not limited to, fixtures, equipment, goods, etc.

SECTION 9
AGREEMENT RENEWAL

Illumitry Corp.
Renter Printed Name
Renter Signature
Renter may renew this Agreement every 6 month by providing a request, in writing, to the Landlord at least 30 days prior to the expiration of the current Agreement. Landlord reserves the right to refuse a renewal, provided he gives Renter 30 days' notice.

Signed

Illumitry Corp.	Hamlet Hayrapetyan

Renter Printed Name	Landlord Printed Name

/s/ Arusyak Sukiasyan	/s/ Hamlet Hayrapetyan

Renter Signature	Landlord Signature